Exhibit 99.1

SAFEGUARD SCIENTIFICS ANNOUNCES PENDING ACQUISITION OF FLASHTALKING BY MEDIAOCEAN

Radnor, PA, July 13, 2021 — Safeguard Scientifics, Inc. (NYSE:SFE) (“Safeguard” or the “Company”) today announced that Flashtalking signed a definitive agreement to be acquired by Mediaocean. The combined entity will leverage Flashtalking’s best-in-class solutions for primary ad serving, creative personalization, identity management, and verification with Mediaocean’s mission-critical platform for omnichannel advertising used by the world’s leading brands and agencies.

The transaction is expected to close in the third quarter of 2021. Upon closing, Safeguard expects to receive approximately $43 million of cash proceeds. Terms of the transaction were not disclosed.

“We are excited about the pending acquisition of Flashtalking by Mediaocean, which represents another meaningful step in our strategy to monetize Safeguard’s ownership interests. We also want to congratulate the Flashtalking team led by CEO John Nardone on achieving this significant milestone and thank them for their hard work and focused execution,” commented Safeguard CEO Eric C. Salzman.

About Safeguard Scientifics

Historically, Safeguard Scientifics has provided capital and relevant expertise to fuel the growth of technology-driven businesses. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. Safeguard is currently pursuing a focused strategy to value-maximize and monetize its ownership interests over a multi-year time frame to drive shareholder value. For more information, please visit www.safeguard.com.

About Mediaocean

Mediaocean is the mission-critical platform for omnichannel advertising. With more than $200 billion in annualized media spend managed through its software, Mediaocean connects brands, agencies, media, technology, and data. Using AI and machine learning technology to control marketing investments and optimize business outcomes, Mediaocean powers campaigns from planning, buying, and selling to analysis, invoices, and payments. Mediaocean employs 1,200 people across 20 global offices and is part of the Vista Equity Partners portfolio. Visit www.mediaocean.com for more information.

About Flashtalking

Flashtalking is the leading global independent primary ad server and analytics technology company. We use data to personalize advertising in real-time, independently analyze its effectiveness and enable optimization that drives better engagement and return on spend for sophisticated global brands. Our platform leads the market with innovative products and services to ensure creative relevance and actionable insights across channels and formats, powered by unique cookieless tracking, data orchestration and advanced analytics. We support clients at the crossroads where data, personalized creative and unbiased measurement intersect with expertise, service and a deep partner ecosystem to drive successful digital marketing.

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding Safeguard’s ability to maximize the value of monetization opportunities of its ownership interests and drive total shareholder returns. Safeguard’s initiatives taken or contemplated to enhance and unlock value for all of its shareholders, Safeguard’s efforts to execute on and implement its strategy to streamline its organizational structure, reduce its operating costs, pursue monetization opportunities for ownership interests and maximize the return of value to its shareholders, Safeguard’s ability to create, unlock, enhance and maximize shareholder value, the effect of Safeguard’s management succession plan on driving increased organizational effectiveness and efficiencies, the ability of the management team to execute Safeguard’s strategy, the availability of, the timing of, and the proceeds that may ultimately be derived from the monetization of ownership interests, Safeguard’s projections regarding the reduction in its ongoing operating expenses, Safeguard’s projections regarding annualized operating expenses and expected severance expenses, monetization opportunities for ownership interests, and the amount of net proceeds from the monetization of ownership interests that will enable the return of value to Safeguard shareholders after satisfying working capital needs and the timing of such return of value. Such forward-looking statements are not guarantees of future operational or financial performance and are based on current expectations that involve a number of uncertainties, risks and assumptions that are difficult to predict. Therefore, actual outcomes and/or results may differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the monetization of our ownership interests for maximum value or at all and the return of value to our shareholders, our ability to successfully execute on our strategy to streamline our organizational structure and align our cost structure to increase shareholder value, whether our strategy will better position us to focus our resources on the highest-return opportunities and deliver enhanced shareholder value, the ongoing support of our existing ownership interests, the fact that our companies may vary from period to period, challenges to achieving liquidity from our ownership interests, fluctuations in the market prices of our publicly traded holdings, if any, competition, our inability to obtain maximum value for our ownership interests, our ability to attract and retain qualified employees, market valuations in sectors in which our ownership interests operate, our inability to control our ownership interests, our need to manage our assets to avoid registration under the Investment Company Act of 1940, risks, disruption, costs and uncertainty caused by or related to the actions of activist shareholders, including that if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create value for our shareholders and perceived uncertainties as to our future direction as a result of potential changes to the composition of our Board may lead to the perception of a change in the direction of our business, instability or a lack of continuity that may adversely affect our business, and risks associated with our ownership interests, including the fact that most of our ownership interests have a limited operating history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard’s companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result of these and other factors, the Company’s past operational and financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

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SAFEGUARD CONTACT:

Mark Herndon

Chief Financial Officer

(610) 975-4913

mherndon@safeguard.com